EXHIBIT 10.1

EMPLOYMENT AGREEMENT

BETWEEN

GOLDEN PHOENIX MINERALS, INC.

AND

DONALD R. PRAHL

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of August 14, 2006 (the “Execution Date”) and is entered into by and between Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Company”) and Donald R. Prahl (the “Executive”), collectively referred to herein as the “parties”.

WHEREAS, the Company wishes to employ Executive as of August 7, 2006 to serve as its Vice President of Operations and Interim General Manager of the Ashdown Mine as well as to perform other duties on behalf of the Company, as determined by the Chairman of the Board (the “Chairman”) and/or Board of Directors (the “Board”).

NOW, THEREFORE, for and in consideration of the mutual promises and conditions made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

ARTICLE I

EMPLOYMENT AND TERM OF EMPLOYMENT

1.1.        Employment and Term. The Company hereby employs Executive to render full-time services to the Company, subject to Section 2.2 of the Agreement, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, upon the terms and conditions set forth below, from August 7, 2006 (the “Effective Date”) until the employment relationship is terminated in accordance with the provisions of this Agreement (the “Employment Term”).

1.2         Acceptance. Executive hereby accepts employment with the Company and agrees to devote his full-time attention and best efforts to rendering the services described below. Executive shall accept and follow the direction and authority of the Board in the performance of his duties, and shall comply with all existing and future regulations applicable to employees of the Company and to the Company’s business.

ARTICLE II

DUTIES OF EMPLOYEE

2.1.       General Duties. Executive shall serve as the Vice President of Operations and the Interim General Manager of the Ashdown Mine. In such capacity, Executive shall do and perform all lawful services, acts, or other things necessary or advisable to assist the Company. To the extent consistent with the Company’s Articles of Incorporation, as amended (“Articles”) and Bylaws, Executive shall have all powers, duties and responsibilities necessary to carry out his duties, and such other powers and duties as the Chairman of the Board and/or the Board may prescribe consistent with the Company’s Articles and Bylaws.

2.2.        Exclusive Services. Except as set forth on Exhibit A hereto, it is understood and agreed that Executive may not engage in any other business activity during the Employment Term, whether or not for profit or other remuneration, without the prior written consent of the Company; provided, however, that Executive may (i) manage personal and family investments (ii) engage in charitable, philanthropic, educational, religious, civic and similar types of activities to the extent that such activities do not materially hinder or otherwise interfere with the business of the Company or any affiliate or subsidiary of the Company, or the performance of Executive’s duties under this Agreement and (iii) subject to the approval of the Board, serve as a director or as a member of an advisory board of another business enterprise.

2.3.        Reporting Obligations. In connection with the performance of his duties hereunder, Executive shall report directly to, and take direction from, the Board.

ARTICLE III

COMPENSATION AND BENEFITS OF EMPLOYEE

3.1.	Annual Base Salary.

(a)          The Company shall pay Executive salary for the services to be rendered by him during the Employment Term at the rate of One Hundred Thousand and No/100 Dollars ($100,000) annually (prorated for any portion of a year), subject to increases, if any, as the Board may determine in its sole discretion after periodic review of Executive's performance of his duties hereunder not less frequently than annually. Such base salary shall be payable in periodic installments in accordance with the terms of the Company's regular payroll practices in effect from the time during the term of this Agreement, but in no event less frequently than once each month.

(b)         In the event that Executive achieves three (3) shipments of twelve (12) superstacks, each carrying in excess of 3900 pounds of MoS2, within a consecutive four (4) week period, the Company shall adjust the annual base salary provided for in Section 3.1(a) to the rate of One Hundred Twenty Five Thousand and No/100 Dollars ($125,000) annually (prorated for any portion of a year).

(c)          In the event that Executive achieves six (6) shipments of twelve (12) superstacks, each carrying in excess of 3,900 pounds MoS2, within a consecutive four (4) week period, the Company shall adjust the annual base salary provided for in Section 3.1(a) to the rate of One Hundred Fifty Thousand and No/100 Dollars ($150,000) annually (prorated for any portion of a year).

3.2.        Bonuses. In addition to the Annual Base Salary provided for in Section 3.1 of this Agreement, and other benefits provided to Executive hereunder, the Company shall pay the Executive a performance bonus under an Executive Bonus Plan to be approved by the Board.

3.3.        Expenses. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary business expenses actually incurred or paid by Executive in the performance of Executive’s services under this Agreement in accordance with the expense reimbursement policies of the Company in effect from time to time during the Employment Term, upon presentation of proper expense statements or vouchers or such other written supporting documents as the Company may reasonably require.

3.4.         Vacation. Executive shall be entitled to four (4) weeks paid vacation for each calendar year (prorated for any portion of a year, as applicable). Notwithstanding anything to the contrary in this Agreement, vacation time shall cease to accrue beyond eight (8) weeks at any given time during the Employment Term.

3.5.       General Employment Benefits. Except where expressly provided for herein, Executive shall be entitled to participate in, and to receive the benefits under, any pension, health, life, accident and disability insurance plans or programs and any other employee benefit or fringe benefit plans that the Company makes available generally to its employees, as the same may be in effect from time to time during the Employment Term.

3.6.         Location; Travel. In connection with his employment during the Employment Term, unless otherwise agreed by Executive, Executive will be based in Humboldt County, Nevada. Executive will undertake normal business travel on behalf of the Company, the reasonable expenses of which will be paid by the Company pursuant to Section 3.3 of this Agreement.

3.7.       Stock Grant. On the Effective Date, the Company hereby grants to Executive, in the manner and subject to the conditions hereinafter provided, the right, privilege and option to receive an aggregate of Two Hundred Thousand (200,000) shares of the Company’s restricted common stock (the “Shares”). For each pay period, until an aggregate 200,000 shares have been issued, the Company shall distribute to the Executive a number of shares equal to $4,000, as valued in US funds set at the closing share price as of the last trading day prior to each distribution. Executive acknowledges that all of the Shares that have not vested in accordance with the preceding sentence shall be forfeited and all rights of Executive to such Shares shall terminate without further obligation on the part of the Company. The Company agrees that it will use its best efforts to register the Shares issued in connection with this Agreement pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended.

3.8.       Stock Options. On the Effective Date, Executive is herby granted options to purchase Three Hundred Thousand (300,000) shares of the Company's common stock (“Options”) pursuant to the terms and conditions of the Stock Option Agreement to be agreed to by the parties. One third of the Options shall vest immediately, and one third on the last day of each of the first and second years of the Employment Term resulting in one hundred percent (100%) vesting on the end of the second year of the Employment Term. The Options shall have a term of no less than five (5) years from the date of each vesting within which they must be exercised. The Options will be priced at $0.325, the closing price of the Company’s common stock as traded on the OTC Bulletin Board on August 11, 2006. If the number of outstanding shares of Company stock are increased or decreased, or such shares are exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar transaction, the aggregate number of shares of Company stock subject to any Options granted to Executive under this Agreement, or in any future grant of options, shall be deemed proportionately adjusted. Such adjustment shall not change the aggregate purchase price applicable to the unexercised portion of the Options but shall have a proportionate adjustment in the price for each share covered by the Option. The Company agrees that it will use its best efforts to register the Options issued in connection with this Agreement pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1.        Termination. This Agreement may be terminated earlier as provided for in this Article IV, or extended as set forth herein.

4.2.        Termination For Cause. The Company reserves the right to terminate this Agreement for cause immediately upon: (a) Executive’s willful and continued failure to substantially perform his duties with the Company (other than such failure resulting from his incapacity due to physical or mental illness), (b) Executive’s willful engagement in gross misconduct, as determined by the Board in good faith, which is materially and demonstrably injurious to the Company; (c) breach of this Agreement, or (d) Executive’s commission of a felony, or an act of fraud against the Company or its affiliates; provided, however, the Company may not terminate Executive’s employment for cause in the case of Section 4.2(a), unless the Company has first provided Executive with written notice, specifying in detail the act or acts alleged to constitute cause, and provided Executive with a period of not less than fifteen (15) calendar days to cure the failure in the manner specified in such notice. Executive shall not be entitled to any severance benefits and all stock options of the Company granted to Executive, which have not vested, shall be canceled upon termination for cause.

4.3.        Termination Without Cause. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to terminate this Agreement at any time upon thirty (30) days’ written notice to Executive, without cause, subject to the express terms and provisions set forth in Sections 4.5 and 4.6.

4.4.       Voluntary Termination by Executive. Notwithstanding anything to the contrary in this Agreement, Executive may terminate this Agreement at any time upon thirty (30) days’ written notice to the Company, subject to the terms and provisions below.

Except in the case of a termination for “good reason”, as set forth in Section 4.7 of this Agreement, the Company shall not be obligated to pay any severance benefit to Executive if Executive terminates this Agreement pursuant to this Section 4.4.

4.5.       Severance. In the event that during the Employment Term Executive is terminated by the Company “without cause” (as set forth in Section 4.3), or Executive terminates his employment for “good reason” (as set forth in Section 4.7) after February 10, 2007, Executive shall be provided or promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a cash payment equal to twelve (12) months of Executive’s annual base salary as provided for in Section 3.1 of this Agreement, paid in twelve (12) equal monthly installments, less any taxes that must be withheld. In addition, upon a termination under this Section 4.5, any portion of the Shares or Options granted to Executive that have not vested shall be forfeited and Executive shall have no rights thereunder.

4.6.        Change of Control. In the event that during the Employment Term Executive is terminated by the Company or Executive terminates his employment for “good reason,” as set forth in Section 4.7 of this Agreement, within twelve (12) months following a “change of control” (as defined below) occurs after the Effective Date (a “Change of Control Termination”), Executive shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a cash payment equal to twenty four (24) months of Executive’s annual base salary as provided for in Section 3.1 of this Agreement, paid in twenty four (24) equal monthly installments, less any taxes that must be withheld. In addition, upon a Change of Control Termination, any portion of any of the Shares or Options granted but unvested shall be forfeited and Executive shall have no rights thereunder. A “Change in Control Termination” will also include a termination of Executive by the Company without cause or a termination by Executive of his employment for “good reason,” as set forth in Section 4.7 of this Agreement, in either case, following the commencement of any discussion with a third person that ultimately results in a “change in control” (as defined below).

For purposes of this Section 4.6, a “change of control” shall mean an event involving one transaction or a series of related transactions in which (i) the Company issues securities representing more than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“the “Exchange Act”), or any successor provision) of the outstanding voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company to any individual, firm, partnership, or other entity, including a “group” within the meaning of Section 13(d)(3) of the Exchange Act (ii) the Company issues securities representing more than fifty percent (50%) voting stock of the Company in connection with a merger, consolidation or other business combination (other than for purposes of reincorporation), (iii) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a reincorporation), (iv) more than fifty percent (50%) of the Company’s consolidated assets or earning power are sold or transferred, or (v) the Board of the Company determines, in its sole and absolute discretion, that there has been a change in control of the Company; provided, however, that clauses (ii), (iii) and (iv), above, will constitute a “change in control” only if all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such merger, consolidation or other business combination or sale or transfer of earning power or assets (each, a “Business Combination”) beneficially own less than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s earning power or assets either directly or through one or more subsidiaries).

4.7.       Good Reason. Executive may terminate his employment for “good reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “good reason” within ten business days after receiving such notice. Good reason shall mean the occurrence of any of the following without the written consent of Executive: (i) the assignment to Executive of duties inconsistent with this Agreement or a change in his reporting obligations, positions, titles or authority; (ii) any failure by the Company to comply with Article III hereof in any material way; (iii) the failure of the Company to comply with and satisfy Section 6.2 of this Agreement; (iv) the relocation of the principal place where Executive regularly performs services for the Company outside of the Humbolt County, Nevada area; or (v) any material breach of this Agreement by the Company. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting “good reason” hereunder.

4.8.        Disability. If Executive becomes permanently and totally disabled, this Agreement shall be terminated. Executive shall be deemed permanently and totally disabled if he is unable to engage in the activities required by this Agreement by reason of any medically determinable physical or mental impairment, as confirmed by three independent physicians, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Upon termination due to disability, Executive shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum payment equal to his annual base salary, as contained in Section 3.1 of this Agreement, or Executive’s then current rate of compensation, whichever is greater. In addition, upon termination due to disability, any portion of any of the Shares or Options granted to Executive that are not then vested shall vest and all Shares and Options shall be exercisable until ninety (90) days after the termination. This Section 4.8 will not limit the entitlement of Executive to any other benefits then available to Executive under any plan or program of the Company.

4.9.        Death. If Executive dies during the term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of his death subject to the express terms and provisions below. Upon termination due to death, the designated beneficiary, as provided in Section 6.8 below, or the estate or representative of Executive, shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum payment equal to Executive’s annual base salary, as contained in Section 3.1 of this Agreement, or Executive’s then current rate of compensation, whichever is greater. In addition, upon termination due to death, any portion of any of the Shares or Options granted to Executive that are not then vested shall become vested and all Shares and Options shall be exercisable until ninety (90) days after death. This Section 4.9 will not limit the entitlement of Executive’s estate or beneficiaries to any death or other benefits then available to Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for Executive’s benefit.

4.10.     Effect of Termination. Except as expressly provided for in this Agreement, the termination of employment shall not impair any obligation that accrued prior to termination, nor shall it excuse the performance of any obligation which is required or contemplated hereunder to be performed after termination, and any such obligation shall survive the termination of employment and this Agreement.

ARTICLE V

COVENANTS AND REPRESENTATIONS OF EMPLOYEE

5.1.        Unfair and Non-Competition. Executive acknowledges that he will have access at the highest level to, and the opportunity to acquire knowledge of, the Company’s business plans, trade secrets and other confidential and proprietary information from which the Company may derive economic or competitive advantage, and that he is entering into the covenants and representations in this Article V in order to preserve the goodwill and going concern value of the Company, and to induce the Company to enter into this Agreement. Executive agrees not to compete with the Company or to engage in any unfair competition with the Company during the Employment Term. For purposes of this Agreement, the phrase “compete with the Company,” or the substantial equivalent thereof, means that Executive, either alone or as a partner, member, director, employee, shareholder or agent of any other business, or in any other individual or representative capacity, directly or indirectly owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or works for or provides consulting services to, or permits the use of his name by, or lends money to, any business or activity which is or which becomes, at the time of the acts or conduct in question, directly or indirectly competitive with the development, financing and/or marketing of the products, proposed products or services of the Company. During the Employment Term, Executive shall not directly or indirectly acquire any stock or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of the Company without obtaining the prior written consent of the Company. Notwithstanding the foregoing, this Section 5.1 shall not apply to the ownership or acquisition of stock or an interest representing less than a 5% beneficial interest in a corporation that is obligated to file reports with the Securities and Exchange Commission pursuant to the Exchange Act.

In addition, Executive agrees to treat the Company respectfully and professionally and not disparage the Company (or the Company’s party’s officers or directors) in any manner likely to be harmful to the Company or its business, business reputation or personal reputation. Furthermore, Executive agrees not to interfere with any of the Company’s contractual obligations.

5.2.        Confidential Information. During the Employment Term and thereafter, Executive agrees to keep secret and to retain in the strictest confidence all material confidential matters which relate to the Company or its “affiliate” (as that term is defined in the Exchange Act), including, without limitation, trade secrets, business plans, financial projections and reports, business strategies, internal operating procedures, and other confidential business information from which the Company derives an economic or competitive advantage, or from which the Company might derive such advantage in its business, whether or not it is labeled “secret” or “confidential” or some similar term, and not to intentionally disclose any such information to anyone outside of the Company, whether during or after the Employment Term, except in connection with pursuing in good faith the interests and business of the Company. The foregoing restrictions and obligations under this Section 5.2 will not apply (i) to any confidential information that is or becomes generally available to the public or generally known to persons engaged in businesses similar to or related to that of the Company, other than as a result of a disclosure by Executive, (ii) if Executive is required by law to make disclosure, or (iii) to disclosure to any director of the Company. The Company may waive application of the foregoing restrictions and obligations in its sole discretion from time to time. Executive will use only such confidential information for purposes of performing its duties under this Agreement.

5.3.        Non-Solicitation of Employees. Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, during the Employment Term and for a term of two (2) years thereafter, directly or indirectly solicit, interfere with, offer to hire or induce any person who is or was an officer or employee of the Company or any affiliate (as the term “affiliate” is defined in the Exchange Act) (other than secretarial personnel) to discontinue his or her relationship with the Company or an affiliate of the Company, in order to accept employment by, or enter into a business relationship with, any other entity or person. (These acts are hereinafter referred to as the “prohibited acts of solicitation.”) The foregoing restriction, however, shall not apply to any business with which Executive may become associated after the Employment Term.

5.4.        Return of Property. Upon termination of employment, and at the request of the Company, Executive agrees to promptly deliver to the Company all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media, and any other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company. Upon termination, Executive shall cease to use all such materials and information set forth under Section 5.2.

5.5.        Inventions. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the Employment Term, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company. Upon the request of the Company, Executive shall disclose to the Company all inventions or ideas conceived during the Employment Term, whether or not the property of the Company under the terms of this provision, provided that such disclosure shall be received by the Company in confidence. Upon the request of the Company, Executive shall execute all documents, including patent applications and assignments, required by the Company to establish the Company’s rights under this provision.

5.6.        Representations. Executive represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder, and that his execution and delivery of this Agreement, he has no outstanding agreement, whether oral or written or any obligation that is or may be in conflict with any of the provisions of this Agreement or that would preclude Executive from complying with the provisions of this Agreement, and the performance of his duties shall not result in a breach of, or constitute a default under, any agreement or understanding, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound. Executive further represents and warrants that he has not misappropriated any confidential information and/or trade secrets of any third party that he intends to use in the performance of his duties under this Agreement. Executive further agrees that he will not enter into any conflicting agreement.

5.7.        Non-Payment Upon Non-Compliance. Should Executive breach any one of the covenants set forth in this Article V, the Company shall have no obligation to make the payments or to provide Executive the benefits described in Sections 4.5 and 4.6 above, in addition to all other rights and remedies the Company may have available at law or in equity. The Company shall provide written notice to Executive, ten (10) days prior to an expected payment, of the breach of a covenant and the ensuing non-payment thereof; provided, however, that if the Company learns of the breach without sufficient time to provide ten (10) days notice, the Company shall provide written notice as soon thereafter as practicable.

Notwithstanding the foregoing, Executive shall indemnify and hold harmless the Company to the fullest extent from and against any losses, claims, damages or liabilities which arise out of any breach of the representations and warranties set forth in Section 5.6., and any matter relating to Executive’s prior employer(s). Executive shall reimburse the Company for the amounts provided for herein on demand as such expenses are incurred by the Company.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1.        Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telex or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein.

To Executive:	Donald R. Prahl
5301 Williams Road

Silver Bay, MN 55614

Facsimile: 360.653.9838

To the Company:	Board of Directors
Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Sparks, NV 89434
Facsimile: (775) 853-5010

With a copy to:	Scott E. Bartel
Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, CA 95814
Facsimile (916) 930-2501

6.2.        No Assignment, In General. Except as provided below, this Agreement, and the rights and obligations of the parties, may not be assigned by either party without the prior written consent of the other party.

6.3.        Entire Agreement. This Agreement and the documents delivered pursuant hereto supersedes any and all other agreements or understandings of the parties, either oral or written, with respect to the employment of Executive by the Company, and contains the complete and final agreement and understanding of the parties with respect thereto. Executive acknowledges that no representation, inducements, promises, or agreements, oral or otherwise, have been made by the Company or any of its officers, directors, employees or agents, which are not expressed herein, and that no other agreement shall be valid or binding on the Company.

6.4.        Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.

6.5.       Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, including without limitation stock of the Company, shall be subject to withholding for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and Executive agrees to report all such amounts as ordinary income on his personal income tax returns and for all other purposes, as called for.

6.6         Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remaining provisions and terms of this Agreement shall not be affected by such judgment, and this Agreement shall be carried out as nearly as possible according to its original terms and intent and, to the full extent permitted by law, any provision or restrictions found to be invalid shall be amended with such modifications as may be necessary to cure such invalidity, and such restrictions shall apply as so modified, or if such provisions cannot be amended, they shall be deemed severable from the remaining provisions and the remaining provisions shall be fully enforceable in accordance with law.

6.7.        Effect of Waiver. The failure of either party to insist on strict compliance with any provision of this Agreement by the other party shall not be deemed a waiver of such provision, or a relinquishment of any right thereunder, or to affect either the validity of this Agreement, and shall not prevent enforcement of such provision, or any similar provision, at any time.

6.8.        Designation of Beneficiary. If Executive shall die before receipt of all payments and benefits to which he is entitled under this Agreement, payment of such amounts or benefits in the manner provided herein shall be made to such beneficiary as he shall have designated in writing filed with the Secretary of the Company or, in the absence of such designation, to his estate or personal representative.

6.9.        Attorneys Fees. In any proceeding brought to enforce any provision of this Agreement, or to seek damages for a breach of any provision hereof, or when any provision hereof is validly asserted as a defense, the prevailing party will be entitled to receive from the other party all reasonable attorney’s fees and costs in connection therewith.

6.10.     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

6.11.     Counterparts.                This Agreement may be executed in one or more counterparts, each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument. For the purpose of proving the authenticity of this Agreement, facsimile signature shall be treated the same as original signatures.

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                IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:	GOLDEN PHOENIX MINERALS, INC.

By: _____________________________

Name: David A. Caldwell

Title: President and COO

EXECUTIVE:

_____________________________

Donald R. Prahl

Exhibit A

List of boards of directors on which Executive currently serves.